EXHIBIT 3.1

AMENDMENT NO. 3 TO
BY-LAWS OF LANDEC CORPORATION

The first sentence of Section 3.2 of the By-Laws of Landec Corporation shall be amended and restated to read in its entirety as follows:

“The authorized number of directors shall be no fewer than six (6) and no more than twelve (12).”